Exhibit 10.1

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”) is made effective as of January 23, 2025 (the “Effective Date”), by and between The Crypto Company (the “Company”) and YWRC Holdings, Inc. (“Consultant”), for the purpose of setting forth the terms and conditions by which the Company will engage the Consultant to perform services for the Company on a temporary basis (such services, the “Services”). The Company and Consultant may be referred to herein individually as “Party” or collectively as “Parties.”

1.	Work and Payment.

1.1.	Project Assignment. Consultant hereby agrees to perform the Services for the Company as described in Exhibit A hereto (the “Project Assignment”). The Project Assignment will be subject to the terms and conditions of this Agreement.

1.2.	Services. The manner and means by which Consultant chooses to complete the Services are in Consultant’s sole discretion and control. Consultant acknowledges that time is of the essence in performing the Services. Consultant will remain fully liable to the Company for the performance by all permitted assignees, including their respective employees, independent contractors, agents or representatives of Consultant (each, an “Authorized Representative”). Consultant will perform the Services, and provide the results thereof, with commercially reasonable efforts. Consultant shall furnish, at Consultant’s own expense, the materials, equipment, and other resources necessary to perform the Services.

1.3.	Compensation and Invoicing. In consideration of Consultant performing the Services, the Company will pay Consultant consulting fees as set forth in the Project Assignment attached as Exhibit A hereto.

2.	Confidential Information.

2.1.	Definition. During the term of this Agreement and thereafter, the Parties agree to protect the confidentiality of certain Confidential Information. As used herein, the term “Confidential Information” of a Party shall mean any and all non-public information disclosed by such Party (the “Disclosing Party”) to the other Party (the “Receiving Party”), which may include without limitation sales, cost and other unpublished financial information, product and business plans, business projections, pricing, and marketing data, business, financial, technical and other information, user manuals, forecasts, analyses, software and processes, which information is marked or indicated at the time of disclosure or observation as being “Confidential” or “Proprietary,” or which would be deemed by a reasonable person to be confidential or proprietary in nature.

2.2.	Restrictions on Use and Disclosure. Each of the Receiving Parties will take reasonable precautions to (i) not use or permit the use of the Disclosing Party’s Confidential Information in any manner or for any purpose not expressly set forth in this Agreement, (ii) hold such Confidential Information in confidence and protect it from unauthorized use and disclosure, and (iii) not disclose such Confidential Information to any third parties. Consultant’s use of the Company’s Confidential Information is strictly limited to use in providing the Services. The Company’s use of Consultant’s Confidential Information is strictly limited to receiving the benefit of the Services. The Receiving Party will protect the Disclosing Party’s Confidential Information from unauthorized use, access or disclosure in the same manner as the Receiving Party protects its own confidential information of a similar nature, but in no event will it exercise less than reasonable care. Consultant shall have the right to disclose Confidential Information only to those Authorized Representatives having a need to know such information. Consultant shall take all reasonable steps to keep the Confidential Information confidential and to prevent its Authorized Representatives from prohibited or unauthorized disclosure or use of the Confidential Information. Confidential Information does not include information that the Receiving Party can establish by competent proof (i) is or becomes a part of the public domain through no act or omission of the Receiving Party, (ii) is disclosed to the Receiving Party by a third party without restrictions on disclosure, (iii) was in the Receiving Party’s lawful possession without obligation of confidentiality prior to the disclosure and was not obtained by the Receiving Party either directly or indirectly from the Disclosing Party, or (iv) is independently developed by the Receiving Party without any access to or use of Confidential Information, as demonstrated by files in existence at the time Receiving Party independently developed that information. In addition, this section will not be construed to prohibit disclosure of Confidential Information to the extent that such disclosure is required by law or valid order of a court or other governmental authority; provided, however, that the Receiving Party will first have given notice to the Disclosing Party and will have made a reasonable effort to avoid and/or minimize the extent of such disclosure and obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued.

2.3.	Third-Party Information. Consultant will not disclose or otherwise make available to the Company in any manner any confidential information received by Consultant under obligations of confidentiality from a third party.

2.4.	Mandate for Disclosure. During the term of this Agreement, the Company agrees to disclose to the Consultant the total amount of funding, the sources of such funding, and the timing of each investment received in relation to the Project Assignment. This information shall be provided to the Consultant within five (5) business days following the closure of any funding or capital raising event. The Company shall ensure that such disclosures are accurate, complete, and provided in a timely manner to enable the Consultant to perform the Services effectively under the terms of this Agreement.

2.5.	Right to Request Additional Information. The Consultant shall reserve the right to reasonably request from the Company any additional information related to the capital raised as detailed under the Project Assignment. Upon such a reasonable request, the Company agrees to provide the requested information within five (5) business days. This information may include, but is not limited to, detailed financial statements, proof of capital transactions, and communications related to the funding efforts.

3.	Ownership; Licenses.

3.1.	Work Product; Assignment. Other than with respect to Consultant’s Background IP (as defined below), Consultant agrees that the Company will be the sole and exclusive owner of all right, title and interest in and to all ideas, inventions, works of authorship, work product, materials, and other deliverables conceived, made, developed, reduced to practice, or worked on by Consultant, alone or in conjunction with others (i) in the course of providing the Services for the Company following the execution of this Agreement, and (ii) after the term of the Agreement if resulting or directly derived from Confidential Information, and all patent, copyright, trademark, trade secret and other intellectual property rights therein, whether now known or hereafter recognized in any jurisdiction (collectively, “Work Product”). Consultant hereby irrevocably assigns to the Company all of Consultant’s right, title and interest in and to the Work Product. Consultant agrees to execute all documents and other instruments reasonably necessary to confirm such assignment. Consultant hereby waives any applicable moral rights in the Work Product. Consultant will promptly disclose to the Company any and all Work Product. Consultant agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings or in any other form that may be required by the Company) of all Work Product and results thereof and such records will be available to and remain the sole property of the Company at all times. Consultant will ensure that each of its employees and agents who will create Work Product, have access to any Company Confidential Information or perform any Services has entered into a binding written agreement that protects the Company’s rights and interests to at least the same degree as set forth in this Agreement.

3.2.	Background IP License. Consultant hereby grants to the Company a non-exclusive, royalty-free, fully paid perpetual, irrevocable, worldwide right and license, with right of sublicense, under and to Consultant’s Background IP (as defined below) for the purpose of developing, marketing, selling and supporting products and services of the Company or its affiliates or subsidiaries, either directly or through multiple tiers of distribution, but not for the purpose of licensing Background IP separately from products and services of the Company or its affiliates or subsidiaries. For purposes of this Agreement, “Background IP” means any and all technology and intellectual property rights that do not constitute Work Product and that are owned by Consultant or are licensed by a third party to Consultant with a right to sublicense, and which exist prior to the date of this Agreement or which are developed independently by Consultant outside of the Services but are used in provision of the Services or are applicable to the Work Product. To the extent practicable, Consultant agrees to specifically describe and identify in each Project Assignment any material Background IP applicable to the project that Consultant intends to use to perform the applicable Services.

4.	Representations and Warranties.

4.1.	Consultant represents and warrants that:

	(i)	Consultant has the right to enter into this Agreement, to grant the rights granted herein, and to perform fully all of Consultant’s obligations under this Agreement.

	(ii)	Consultant entering into this Agreement with the Company and Consultant’s performance of the Services do not and will not conflict with or result in any breach or default under any other agreement to which Consultant is subject.

	(iii)	Consultant has the required skill, experience, and qualifications to perform the Services, Consultant shall perform the Services in a professional and workmanlike manner in accordance with generally recognized industry standards for similar services, and Consultant shall devote sufficient resources to ensure that the Services are performed in a timely and reliable manner.

	(iv)	Consultant shall perform the Services in compliance with all applicable federal, state, and local laws and regulations, including by maintaining all licenses, permits, and registrations required to perform the Services.

	(v)	The Work Product will be free and clear of all liens, claims, encumbrances or demands of third parties, including any claims by any such third parties of any right, title or interest in or to the Work Product. The Company will receive good and valid title to all Work Product. Consultant further represents and warrants that, if applicable, each Authorized Representative performing Services under this Agreement on behalf of Consultant has executed an agreement with Consultant whereby all right, title and interest in and to Consultant’s Background IP and Work Product created by such individual has been effectively assigned to Consultant.

	(vi)	The Services, the Work Product, and the Background IP licensed under this Agreement comply with all applicable United States and foreign laws and regulations in all material respects, and that all Work Product will conform to the specifications agreed by the Parties for such Work Product.

	(vii)	The Work Product and the use of Work Product in the products and services of the Company do not and will not infringe or misappropriate the intellectual property rights of any third party; (ii) Consultant has all necessary rights to license the Background IP, and to assign all Work Product to the Company; and (iii) Consultant’s engagement by the Company pursuant to this Agreement does not and will not breach any agreement with any third party (including any former employer or client), and that Consultant has not entered into and will not enter into any agreement, either written or oral, in conflict with Consultant’s obligations under this Agreement.

4.2.	Term and Termination. This Agreement will commence on the Effective Date and will continue until completion of the Project Assignment as such End Date is specified on Exhibit A, unless earlier terminated in accordance with this Agreement, including termination for convenience (the “Term”).

4.3.	Termination for Cause. Either Party may terminate this Agreement immediately in the event the other Party has materially breached the Agreement and failed to cure such breach within 30 days after notice by the non-breaching party is given. Either Party may also terminate this Agreement or the Project Assignment, effective immediately upon written notice, if the other Party (i) admits in writing its inability to pay its debts generally as they become due; (ii) makes a general assignment for the benefit of its creditors; (iii) institutes proceedings, or has proceedings instituted against it seeking relief or reorganization under any laws relating to bankruptcy or insolvency; or (iv) has a court of competent jurisdiction appoint a receiver, liquidator, or trustee over all or substantially all of such other party’s property or provide for the liquidation of such other party’s property or business affairs.

4.4.	Termination for Convenience. The Company reserves the right to terminate this Agreement without cause, for any reason, by providing the Consultant with thirty (30) calendar days’ written notice. In the event of termination under this provision, the Company shall compensate the Consultant on a pro-rata basis for any fees accrued and payable for services rendered up to and including the effective date of termination. Any payments or shares previously disbursed to the Consultant, as set forth in Exhibit A, shall be considered non-retractable and shall remain with the Consultant. However, any payments or shares outlined in Exhibit A that have not yet been received by the Consultant shall be immediately forfeited.

4.5.	Upon expiration or termination of this Agreement for any reason, or at any other time upon the Company’s written request, you shall promptly after such expiration or termination:

(i)	Deliver to the Company all deliverables (whether complete or incomplete) and all materials, equipment, and other property provided for Consultant’s use by the Company.

(ii)	Deliver to the Company all tangible documents and other media, including any copies, containing, reflecting, incorporating, or based on the Company’s Confidential Information.

(iii)	Permanently delete all Confidential Information stored electronically in any form, including on computer systems, networks, and devices such as cell phones.

4.6.	Execution of the Closing Agreement. Upon the End Date of the Project Assignment or upon termination of this Agreement, whichever occurs first, the Company and Consultant will execute a Closing Agreement, which will be provided separately. A duly authorized representative of the Company and Consultant shall sign the Closing Agreement, which acknowledges the completion of the Services provided under this Agreement and confirms compliance with all respective obligations as outlined herein and under the terms set forth in the Closing Agreement. This execution is intended to ensure a formal and clear conclusion of the business relationship established by this Agreement and to address any post-termination obligations.

5.	Independent Contractor. Consultant’s relationship with the Company will be that of an independent contractor and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship. Consultant is not the agent of the Company and is not authorized to make any representation, warranty, contract, or commitment on behalf of the Company. Neither Consultant nor any of its Authorized Representatives, if applicable, will be entitled to any of the benefits which the Company may make available to its employees, such as group insurance, profit-sharing or retirement benefits. Consultant will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to Consultant’s performance of the Services (and those of its Authorized Representatives, if applicable) and receipt of fees under this Agreement. The Company will regularly report amounts paid to Consultant by filing applicable documents as required by law. Consultant agrees to accept exclusive liability for complying with all applicable state and federal laws governing self-employed individuals, including obligations such as payment of taxes, social security, disability and other contributions based on fees paid to Consultant under this Agreement.

6.	LIMITATION OF LIABILITY. NEITHER PARTY WILL NOT BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR SPECIAL DAMAGES AS A RESULT OF ANY BREACH OF THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ANY LOST PROFITS, PHYSICAL INJURY, LOST BUSINESS OPPORTUNITY OR COST SAVINGS. THIS EXCLUSION OF CONSEQUENTIAL DAMAGES UNDER THIS SECTION WILL APPLY REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT OR TORT, INCLUDING NEGLIGENCE, STRICT LIABILITY, BREACH OF CONTRACT OR BREACH OF WARRANTY, AND INDEPENDENT OF ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED WARRANTY OR OTHER REMEDIES PROVIDED UNDER THIS AGREEMENT. EITHER PARTY’S TOTAL CUMULATIVE LIABILITY UNDER THIS AGREEMENT FROM ANY AND ALL CAUSES OF ACTION AND UNDER ALL THEORIES OF LIABILITY SHALL NOT EXCEED AN AMOUNT EQUAL TO THE FEES PAID BY, OR DUE FROM, CLIENT TO SERVICE PROVIDER PURSUANT TO THIS AGREEMENT.

7.	Indemnity.

7.1.	Company Indemnification Obligations. The Company shall indemnify, defend and hold Consultant and its officers, agents, directors, employees and contractors (“Contractor Indemnified Parties”) harmless from and against any and all liabilities, losses, damages, costs and expenses (including without limitation reasonable attorneys’ fees) related to any third party claim, suit, action or proceeding (collectively, “Claims”) arising out of or resulting from (i) a violation by the Company of any law, regulatory requirement, judgment, order or decree, or (ii) infringement or misappropriation of any kind by Consultant’s use of any materials provided by the Company hereunder (“Company Materials”), except to the extent such Claim is caused by any use, modification or alteration of such materials by or on behalf of Consultant in a manner not authorized under this Agreement.

7.2.	Consultant Indemnification Obligations. Consultant hereby agrees to defend, indemnify and hold the Company and its affiliates, successors, assigns and its and their directors, officers, employees, and agents (“Company Indemnified Parties”) harmless from and against any and all liabilities, losses, damages, deficiencies, actions, judgments, interest, awards, penalties, fines, costs and expenses of whatever kind (including without limitation reasonable attorneys’ fees) related to any claim, suit, action or proceeding arising out of or resulting from: (i) the negligence, willful misconduct or material breach of any obligation hereunder, (ii) breach of any representation or warranty by Consultant in performing Services for the Company under this Agreement, or (iii) bodily injury, death of any person, or damage to real or tangible personal property resulting from Consultant’s acts or omissions.

7.3.	The Company may satisfy such indemnity (in whole or in part) by way of deduction from any payment due to Consultant.

8.	General.

8.1.	Assignment. The Parties’ rights and obligations under this Agreement will bind and inure to the benefit of their respective successors, heirs, executors, administrators and permitted assigns. The Company may freely assign this Agreement, and Consultant expressly agrees that any intellectual property rights licensed to the Company, including any rights to Background IP, are transferable to the Company’s assignees without Consultant’s consent. Consultant will not assign this Agreement or Consultant’s rights or obligations hereunder without the prior written consent of the Company. Any such purported assignment not in accordance with this Section 9.1 will be null and void and a material breach of this Agreement.

8.2.	No Warranty. All Confidential Information is provided “AS IS,” without any warranty of any kind.

8.3.	Remedies. In the event Consultant breaches or threatens to breach Section 2 of this Agreement, Consultant hereby acknowledges and agrees that money damages would not afford an adequate remedy and that the Company shall be entitled to seek a temporary or permanent injunction or other equitable relief restraining such breach or threatened breach from any court of competent jurisdiction without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. Any equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

8.4.	Governing Law; Jurisdiction. The rights and obligations of the Parties under this Agreement will be governed in all respects by the laws of Nevada without regard to conflict of law principles. Consultant agrees that, upon the Company’s request, all disputes arising hereunder will be adjudicated solely in the state and federal courts having jurisdiction over disputes arising in Nevada and Company and Consultant hereby agree to consent to the personal jurisdiction of such courts.

8.5.	Notices. Any notices required or permitted hereunder will be given to the appropriate Party in writing and will be delivered by personal delivery, electronic mail, facsimile transmission or by certified or registered mail, return receipt requested, and will be deemed given upon personal delivery, three days after deposit in the mail, or upon acknowledgment of receipt of electronic transmission. Notices will be sent to the addresses, electronic mail or facsimile information set forth at the end of this Agreement or such other address, electronic mail or facsimile information as either Party may specify in writing.

8.6.	Entire Agreement. This Agreement and the Project Assignments included herein constitute the Parties’ final, exclusive and complete understanding and agreement with respect to the subject matter hereof, and supersede all prior and contemporaneous understandings and agreements relating to its subject matter. In the event of any conflict between this Agreement and any Project Assignment, this Agreement will govern unless a statement in the Project Assignment expressly supersedes a term in this Agreement. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

8.7.	Waiver and Modification. This Agreement may not be waived, modified or amended unless mutually agreed upon in writing by both Parties.

8.8.	Severability. In the event any provision of this Agreement is found to be legally unenforceable, such unenforceability will not prevent enforcement of any other provision of this Agreement.

8.9.	Counterparts. This Agreement may be executed in two or more counterparts by facsimile or other reliable electronic reproduction (including, without limitation, transmission by pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com), each of which will be considered an original, but all of which together will constitute one and the same instrument.

[Signature Page Follows]

Approved by:

YWRC Holdings, INC.	The Crypto Company
By:	By:
Name:	Name:
Title:	Title:
Date:	Date:
Email:	Email:
Address:	Address: